Code of Ethics

as adopted by

AdvisorOne Funds

Pursuant to Rule 17j-1 of the Investment Company Act of 1940

I.	Introduction

This Code of Ethics (the “Code”) has been adopted by the AdvisorOne Funds (the “Trust”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”) to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Trust and to deal with other types of conflict of interest situations to which the Rule 17j-1 is addressed.

The specific provisions and reporting requirements this Code are concerned primarily with those investment activities of Access Persons, defined below, who are associated with the Trust and who thus may benefit from or interfere with the purchase or sale of portfolio Securities by the Trust. This Code requires Supervised Persons to comply with all applicable securities laws and carry out their duties with integrity. All recipients of this Code are hereby directed to read it carefully, retain it for future reference and abide by the rules and policies set forth herein.

Supervised Persons should be aware that in response to any violations, the Trust will take whatever action is deemed appropriate under the circumstances including, but not necessarily limited to, dismissal of such Supervised Person. Technical compliance with the Code’s procedures will not automatically insulate trades from scrutiny that show a pattern of abuse of an individual’s fiduciary duties to the Trust. Access Persons must not take inappropriate advantage of their positions and the access to information concerning the investments or investment intentions of the Trust, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Trust.

II.	Purpose

Rule 17j-1 makes it unlawful for Supervised Persons to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of Securities by an investment company or its investment adviser. Accordingly, under the Act and this Code, no Supervised Persons shall use any information, or his or her ability to influence, concerning the investments or investment intentions of the Trust for personal gain or in a manner detrimental to the interests of the Trust.

In addition, no Supervised Person shall, directly or indirectly in connection with the purchase or sale of a “Security Held or to be Acquired” by the Trust:

A.      employ any device, scheme or artifice to defraud;

B.      make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.      engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

D.      engage in any manipulative practice.

This Code acknowledges the general principles that Supervised Persons: (1) owe a fiduciary obligation to the Trust; (2) have the duty at all times to place the interests of the Trust and their respective shareholders first; (3) must conduct all personal Securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; (4) should not take inappropriate advantage of their positions in relation to the Trust; (5) must comply with the Federal Securities Laws; and (6) must safeguard nonpublic information about the Trust and their Securities, instructions and interests.

Each Supervised Person must be provided a copy of this Code, and any subsequent amendments, and must acknowledge receipt of this Code in writing on Form A attached hereto and promptly return the signed Form A to the Chief Compliance Officer. At least annually thereafter, each Supervised Person must sign a new Form A certifying their compliance with the Code. In lieu of the foregoing, a Supervised Person of the Adviser or Distributor may be provided a copy of the Adviser’s or the Distributor’s code of ethics, as the case may be, and provide appropriate reports to his/her respective Chief Compliance Officer under the applicable code of ethics.

III.	Definitions

A.      “Adviser” means each adviser providing investment advisory services to Funds within the Trust.

B.      “Access Person” means (1) any director, officer, general partner or Advisory Person of the Trust or the Adviser; (2) any director, officer or general partner of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Securities; and (3) any Supervised Person who has access to nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making Securities recommendations to clients, or who has access to such recommendations that are nonpublic.

C.      “Advisory Person” means (1) any director, officer, general partner or employee of the Trust or the Adviser, or of any company in a Control relationship to the Trust or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Reportable Security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (2) any natural person in a Control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust or the Adviser with regard to the purchase or sale of a Reportable Security.

D.      “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.      “Beneficial Ownership” means ownership of Securities or Securities accounts by or for the benefit of a person, or such person’s “family member,” including any account in which the person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage, or otherwise, who either resides with, is financially dependent upon, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by that person, such as a “significant other.”

F.      “Chief Compliance Officer” shall mean, with respect to the Trust, the Adviser or the Distributor, the person appointed by the Trustees of the Trust, the board of the Adviser or the board of the Distributor, as the case may be, to administer its code of ethics and shall include other person(s) designated by the Chief Compliance Officer to administer the code of ethics.

G.      “Control” means the power to exercise a controlling influence over the management or policies of the Trust, the Adviser or the Distributor. See Section 2(a)(9) of the Act.

H.      “Distributor” means any distributor to a Fund within the Trust.

I.      “Federal Securities Laws” shall have the meaning set forth in Section 204A-1 of the Adviser’s Act which includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the

Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

J.      “Fund” means each of the series of the Trust, and all the series that will become a part of the Trust’s complex. Any reference herein to the Fund will be deemed a reference to the Trust, unless there is a specification to the contrary.

K.      “Independent Trustee” is anyone who sits on the Board of Trustees of the Trust and who has no relationship with the Trust other than that of Trustee, and who is not otherwise classifiable as an Access Person or an Advisory Person; and who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Act.

L.      “Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

M.      “Investment Personnel” means (1) any employee of the Trust or the Adviser (or of any company in a Control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Fund, and (2) any natural person who Controls the Trust or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of Securities by the Fund.

N.      “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933, as amended.

O.      “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

P.      “Reportable Fund” means any fund for which Adviser serves as investment adviser as defined in section 2(a)(20) of the Act, or any fund whose investment adviser or principal underwriter Controls or is under common Control with the Adviser.

Q.      “Reportable Security” shall have the same meaning as Security, except that it shall not include:

i.	direct obligations of the Government of the United States;

ii.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	shares issued by open-end investment companies other than Reportable Funds; and

iv.	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds

R.      “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. See Section 202(a)(18) of the Adviser’s Act.

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated or, with respect to the person making the recommendation, when such person considers making such a recommendation or when there is any outstanding order to purchase or sell that Security.

S.      “Security Held or to be Acquired” means any Reportable Security which, within the most recent 15 days, (1) is being or has been held by the Fund, (2) is being or has been considered by the Fund or the Adviser for purchase by the Fund, or (3) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security that is being or has been held by the Fund or is being or has been considered by the Fund or the Adviser for purchase by the Fund.

T.      “Supervised Persons” shall mean, with respect to the Trust, the Adviser or the Distributor, (i) all officers, partners, directors or those individuals performing similar functions; (ii) all employees; (iii) any other person subject to the supervision and control of the Trust, Adviser or Distributor.

U.      “Trust” means the AdvisorOne Funds. Any reference herein to the Trust will also be deemed a reference to any Fund, unless there is a specification to the contrary.

IV.	Compliance Procedures

A.      General Prohibition:

No Access Person shall purchase or sell directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale;

(a)	is being considered for purchase or sale by a Fund or,

(b)	is being purchased or sold by a Fund.

B.      Conflicts of Interest:

Each Access Person has the duty to disclose to the Trust, the Adviser and the Distributor, as the case may be, any interest whatsoever that he or she may have in any firm, corporation or business unit with which he or she is called upon to deal as part of his or her assigned duties with the Trust, the Adviser or the Distributor, or any other activity that the Access Person reasonably believes presents a potential conflict of interest. This disclosure should be timely so that the Trust, the Adviser or the Distributor may take such action concerning the conflict as deemed appropriate by their legal advisors.

Use Form D attached hereto to disclose any conflicts of interest.

C.      Gifts:

Access Persons may not accept any fee, commission, gift, or services, other than de minimis gifts, from any persons or entities doing business with or on behalf of the Trust.

D.      Service as a Board Member:

No Investment Personnel may serve on the board of a publicly traded company unless prior authorization is obtained from the Chief Compliance Officer based on a determination that (1) the business of such company does not conflict with the interests of the Trust, (2) service would be consistent with the best interests of the Trust and its shareholders, and (3) service is not prohibited by law. If such service is authorized, procedures will then be put in place to isolate such Investment Personnel serving as directors of outside entities from those making investment decisions on behalf of the Trust. Advanced notice should be given so that the Trust or the Adviser may take such action concerning the conflict as deemed appropriate by the Chief Compliance Officer.

Use Form D attached hereto to disclose any intent to serve as a board member of a publicly traded company.

E.      Initial Public Offerings:

Access Persons must obtain prior approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any Securities in an Initial Public Offering or in a Limited Offering. Those Investment Personnel who have obtained prior approval and made an investment in an Initial Public Offering or a Limited Offering must disclose (on Form D) the investment to the Chief Compliance Officer when such Investment Personnel play a part in any subsequent consideration of an investment in any such issuer by a Fund. Under such circumstances, the Fund’s decision to purchase Securities of the issuer of the Initial Public Offering or the Limited Offering must be subject to independent review by the Compliance Officer or Investment Personnel with no personal interest in the issuer.

Use Form D attached hereto for Initial Public Offering or Limited Offering disclosures.

F.      Pre-clearance of Purchases or Sales by Investment Personnel:

No Investment Personnel may execute a personal Reportable Securities transaction unless prior approval is obtained in writing from the Chief Compliance Officer. All approvals for pre-clearance are valid for 24 hours from the time of the approval unless otherwise indicated by the Chief Compliance Officer. No Investment Personnel may execute a personal Reportable Securities transaction within seven (7) calendar days before and after a Fund trades in such Reportable Security.

V.	Sanctions

Each Supervised Person must promptly report any known violation of this Code to the Chief Compliance Officer. If the Chief Compliance Officer discovers that a Supervised Person has violated any provision of the Code, the Chief Compliance Officer may impose such sanctions as he or she deems appropriate, including, but not limited to, a letter of censure, suspension with or without pay, or termination of employment. Serious cases may be referred to law enforcement or regulatory authorities. Any violations shall be reported to the Trustees of the Trust at the next meeting of the Trustees occurring after the Chief Compliance Officer becomes aware of the violation.

Any profits realized on personal transactions in violation of the Code must be disgorged in a manner directed by the Chief Compliance Officer.

VI.	Reporting and Monitoring

A.           The Chief Compliance Officer, with respect to the Trust and the Chief Compliance Officer of each of the respective Advisers and Distributors shall monitor the personal trading activity of their respective Access Persons, as defined under this Code. The forms (Forms A–D) attached hereto are designed to achieve this purpose.

Each Adviser and Distributor shall adopt its own code of ethics with appropriate reporting forms meeting the reporting requirements as set forth under this Code and applicable Federal Securities Laws. To the extent such reports are made by Access Persons to the Chief Compliance Officer of the Adviser or the Chief Compliance Officer of the Distributor under their respective code of ethics, the reports set forth in this Code shall not be required. The Chief Compliance Officer of the Adviser and the Chief Compliance Officer of the Distributor shall provide a written report (no less frequently than annually) to the Board of Trustees of the Trust that: (i) describes any issues arising under the code of ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (ii) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

B.           Each Access Person, except the Independent Trustees, shall submit to the Chief Compliance Officer:

a.	Initial Holdings Report. No later than 10 days after the person becomes an Access Person, and the information must be current as of a date not more than 45 days prior to the date the person becomes an Access Person, the following information:

i.	The title and type of Reportable Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

ii.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and

iii.	The date the Access Person submits the report.

b.	Annual Holdings Report. At least once each 12-month period after the Initial Holdings Report is submitted, each Access Person must submit an Annual Holdings Report which must include the same information required on the Initial Holdings Report. Such information must be current as of a date not more than 45 days prior to the date the report was submitted.

Use Form B attached hereto for the Initial Holdings Report and Annual Holdings Report.

c.	Quarterly Transaction Report. Each Access Person must submit a transaction report no later than 30 days after the end of a calendar quarter, which report must cover all transactions during the quarter involving a Reportable Security in with the Access Person had any Beneficial Ownership. The report must include the following information:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of each Reportable Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the Reportable Security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date that the Access Person submits the report.

i.	With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person:

1.	The name of the broker, dealer or bank with whom the Access Person established the account;

2.	The date the account was established; and

3.	The date that the report is submitted by the Access Person.

Use Form C attached hereto for the Quarterly Transaction Report.

ii.	The following are exceptions to filing of the Quarterly Transaction Report:

1.	An Independent Trustee need only file a Quarterly Transaction Report if he or she, at the time of a transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15 day period immediately preceding or following the date of the transaction in a Reportable Security by the Independent Trustee the Reportable Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund.

2.	An Access Person need not make a Quarterly Transaction Report under Section VI(B) if all of the information required in such report would duplicate information contained in broker trade confirmations or account statements received by the Trust, the Adviser or the Distributor with respect to the Access Person in the time period required by Section VI(B) if all of the information required by Section VI(B) is contained in the broker trade confirmations or account statements, or in the records of the Trust, Adviser or Distributor.

3.	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

C.      Each Supervised Person shall complete an Annual Certification on the form attached as Form A (or as revised from time to time) that he or she has received, read and understood the Code and that he or she is subject to and has complied with each of the Code’s provisions applicable to such person.

D.      The Chief Compliance Officer shall prepare annually a written report for the Board of Trustees which (1) describes any issues arising under the Code since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code and sanctions imposed in response thereto and (2) certifies that the Trust, the Adviser and the Distributor have adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

E.      All reports furnished pursuant to this Code will be maintained on a confidential basis and will be reasonably secured to prevent access to such records by unauthorized personnel.

VII.	Exceptions from Reporting Requirements

The persons covered by this Code need not make a report hereunder with respect to the following:

A.      Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control.

B.      Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

B.	Purchases or sales, which are non-volitional on the part of either the Access Person or the Trust or the Adviser.

VIII.	Recordkeeping

The Trust, the Adviser and the Distributor will maintain the following records at their principal place of business: (for purposes of this Section VIII, “Code” shall mean the applicable Code of Ethics adopted by the Trust, Adviser or Distributor as the case may be)

A.      A copy of the Code in an easily accessible place;

B.      A record of any violation of the Code, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.      A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

D.      A record of all persons, currently or within the past five years, who are or were required to make reports as required by the Code, or who are or were responsible for reviewing these reports, in an easily accessible place;

E.      A copy of each report required by Section VI(E) of the Code for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place; and

F.      A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities under Section IV(E) of the Code for at least five years after the end of the fiscal year in which the approval is granted.

IX.	Conclusion

Upon receipt of this Code, all Supervised Persons must read the Code and complete all relevant forms (attached hereto).

Adopted/Revised: June 23, 2006